The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Pricing Supplement dated November 1, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 406 to
AMENDMENT No. 2 To PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated October 24, 2007	Dated , 2007
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

PLUS due February 20, 2009
Based on the Performance of a Fixed Basket of Common Stocks included in the U.S. Model Portfolio as
of November    , 2007
Performance Leveraged Upside SecuritiesSM
(“PLUSSM”)

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the value on February 18, 2009 of a fixed basket (the “November 2007 Basket”) comprising shares of common stock of the companies that constitute a Morgan Stanley research portfolio, the “U.S. Model Portfolio,” as of the third scheduled trading day prior to the day we price the PLUS for initial sale to the public, which we refer to as the pricing date.

The U.S. Model Portfolio is a hypothetical portfolio of stocks selected by the Morgan Stanley research analysts who comprise the Global Wealth Management Strategy Team, which we refer to as the strategy team.  The U.S. Model Portfolio generally includes 35 to 50 companies, which the strategy team selects from the Morgan Stanley research universe.  The 44 stocks that currently constitute the U.S. Model Portfolio are described in this pricing supplement under the section called “Description of PLUS—November 2007 Basket.”  Morgan Stanley’s research recommendations may change at any time and the strategy team’s views are under constant review with respect to the stocks in the U.S. Model Portfolio, resulting in changes to the “U.S. Model Portfolio” over time.  In contrast, the stocks constituting the November 2007 Basket, which we refer to as the basket stocks, will be set on the third scheduled trading day prior to the pricing date and will not change over the term of the PLUS, except in limited circumstances relating to corporate events affecting the basket stocks.

The proposed constituents of the November 2007 Basket are identical to those of the U.S. Model Portfolio as of October 30, 2007.  The relative weight of the cash component of the U.S. Model Portfolio is allocated pro rata to the proposed constituent stocks of the November 2007 Basket.  At the initial offering of the PLUS, the fractional amount of each basket stock in the fixed basket is set at an exchange ratio, as set forth in this pricing supplement, based on that basket stock’s relative weight in the U.S. Model Portfolio (and any pro rata cash allocation) as of the third scheduled trading day prior to the pricing date and assuming an initial basket value of $10.  The exchange ratio for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.
•	The principal amount and issue price of each PLUS is $10.
•	We will not pay interest on the PLUS.
•
At maturity, if the final basket value is greater than the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 times 200% of the percent increase in the basket value, subject to a maximum total payment at maturity equal to $11.40 to 11.80, or 114 to 118% of the issue price.  The actual maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public, which we refer to as the pricing date.  If the final basket value is less than or equal to the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 times the basket performance factor, which will be less than or equal to 1.0.

	º	The percent increase in the basket value will be equal to the (i) the final basket value minus the initial basket value divided by (ii) the initial basket value.
	º	The basket performance factor will be equal to (i) the final basket value divided by (ii) the initial basket value.
	º	The initial basket value is $10.
	º	The final basket value will equal the basket value on February 18, 2009.
	º	The basket value on any date will equal the sum of the products of the closing price and the exchange ratio of each basket stock on that date.
•	The issuers of the basket stocks are not involved in this offering of the PLUS in any way and have no obligation of any kind with respect to the PLUS.
•	Investing in the PLUS is not equivalent to investing in the U.S. Model Portfolio, the November 2007 Basket or any of the individual basket stocks.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 617475157.
You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”
The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.

PRICE $10 PER PLUS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10	$0.15	$9.85
Total	$	$	$
(1)
The PLUS will be issued at $10 per PLUS and the agent’s commissions will be $0.15 per PLUS; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of PLUS will be $9.975 per PLUS and $0.125 per PLUS, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of PLUS will be $9.9625 per PLUS and $0.1125 per PLUS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of PLUS will be $9.95 per PLUS and $0.10 per PLUS, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS—Supplemental Information Concerning Plan of Distribution”.

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS  to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying  prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions specified in Section 275 of the SFA;

(c) a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000)(or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUSSM we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the value of the November 2007 Basket, which consists of a fixed basket of shares of common stock of the companies that constitute a research portfolio, the “U.S. Model Portfolio,” as of the third scheduled trading day prior to the day we price the PLUS for initial sale to the public, which we refer to as the pricing date.   The November 2007 Basket currently consists of the common stock of  the  forty-four companies listed under “—November 2007 Basket Stocks” below and in Annex A to this pricing supplement.

“Performance Leveraged Upside Securities” and “PLUS” are our service marks.

Each PLUS costs $10
We, Morgan Stanley, are offering PLUS due February 20, 2009, which we refer to as the PLUS.  The PLUS are Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a Fixed Basket of Common Stocks included in the U.S. Model Portfolio as of November     , 2007, which we refer to as the November 2007 Basket or the basket.  The principal amount and issue price of each PLUS is $10.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the final value of the November 2007 Basket, which we refer to as the final basket value, is less than the initial value of the November 2007 Basket, which we refer to as the initial basket value, we will pay to you an amount in cash per PLUS that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the November 2007 Basket.

The initial basket value equals $10
At the initial offering of the PLUS, the basket value is $10, and the fractional amount of each stock in the November 2007 Basket, which we refer to as a basket stock, is set so that it corresponds to the relative weight of that stock in the U.S. Model Portfolio (and any pro rata cash allocation) on the pricing date.  If a market disruption event occurs on the pricing date with respect to any basket stock, the determination of the exchange ratio for the affected basket stock will be postponed to the next trading day on which no market disruption event occurs with respect to that basket stock; provided that if a market disruption event occurs with respect to any basket stock on each of 3 days following the pricing date, then the exchange ratio for the affected basket stock will be determined on that third day following the pricing date notwithstanding such market disruption event.  The exchange ratio for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock. See “Description of PLUS—Adjustments to Exchange Ratios” below.

Payment at maturity	At maturity, you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the final basket value, determined as follows:

Initial basket value	=	$10

Final basket value	=	the basket value on February 18, 2009, which we refer to as the basket valuation date

Basket value	=	the sum of the products of the closing price and the exchange ratio for each basket stock, each as determined on the basket valuation date

•	If the final basket value is greater than the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

$10 + leveraged upside payment

subject to a maximum total payment at maturity equal to $11.40 to 11.80, or 114 to 118% of the issue price,

where,

Leveraged upside payment	=	($10 x 200% x basket percent increase)

and

Basket percent increase	=	final basket value − initial basket value
initial basket value

•	If the final basket value is less than or equal to the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

$10 x basket performance factor

where,

Basket performance factor	=	final basket value
initial basket value

Because the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

On PS-9, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a variety of hypothetical final basket values.  The graph does not show every situation that may occur.

You can review the historical prices of each basket stock in Annex A to this pricing supplement

The final basket value will be based on the values of the basket stocks on the basket valuation date.  The scheduled basket valuation date is February 18, 2009.  If, however, the scheduled basket valuation date is not a  trading day, the basket valuation date will be postponed to the next trading day.  In addition, if a market disruption event occurs on the basket valuation date with respect to any basket stock, the valuation date will be postponed, only with respect to the affected basket stock, to the next trading day on which no market disruption event occurs with respect to that basket stock.  If due to a market disruption event or otherwise, any basket valuation date occurs on or after February 19, 2009, the maturity date will be postponed until the third trading day following the final basket valuation date with respect to any basket stock.  See the section of this pricing supplement called “Description of PLUS—Maturity Date.”

Investing in the PLUS is not equivalent to investing in the U.S. Model Portfolio, the November 2007 Basket or any of the individual stocks in the November 2007 Basket.

Your return on the PLUS is limited by the maximum payment at maturity
The return investors realize on the PLUS is limited by the maximum payment at maturity.  The maximum payment at maturity of each PLUS is $11.40 to 11.80, or 114 to 118% of the issue price.  The actual maximum payment at maturity will be determined on the pricing date.  Because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final basket value exceeds 107 to 109% of the initial basket value.  See “Hypothetical Payouts on the PLUS at Maturity” on PS-9.

November 2007 Basket
The November 2007 Basket will consist of a fixed basket of common stocks included in the U.S. Model Portfolio as of the third scheduled trading day prior to the pricing date.  The companies that currently constitute the U.S. Model Portfolio as of October 30, 2007 are set forth in the table below.  The table also sets forth the ticker symbol for each basket stock, the U.S. exchange on which each such basket stock is listed, the approximate proportion of the initial basket value currently represented by each basket stock.  The exchange ratio and initial price for each basket stock will be set on the pricing date.

Issuer of Basket Stock	Bloomberg Ticker Symbol	Exchange	Proportion of Initial Basket Value(1)	Exchange Ratio	Initial Price of Basket Stock
Abbot Laboratories	ABT	NYSE	2.05%
AFLAC Inc.	AFL	NYSE	2.05%
Alcoa, Inc.	AA	NYSE	2.05%
Altria Group, Inc.	MO	NYSE	3.05%
American International Group	AIG	NYSE	2.05%
American Tower Corp.	AMT	NYSE	2.05%
Amylin Pharmaceuticals Inc.	AMLN	NASDAQ	1.05%
AT&T Inc.	T	NYSE	2.05%
Automatic Data Processing, Inc.	ADP	NYSE	2.05%
Bank of New York Mellon Corporation	BK	NYSE	2.05%
Baxter International Inc.	BAX	NYSE	3.05%
Becton Dickinson & Co.	BDX	NYSE	2.05%
Cadence Design Systems Inc.	CDNS	NASDAQ	2.05%
Cisco Systems, Inc.	CSCO	NASDAQ	3.05%
Citigroup Inc.	C	NYSE	2.05%
Coca-Cola Co.	KO	NYSE	2.05%

Issuer of Basket Stock	Bloomberg Ticker Symbol	Exchange	Proportion of Initial Basket Value(1)	Exchange Ratio	Initial Price of Basket Stock
ConocoPhillips	COP	NYSE	2.05%
CVS Caremark Corp.	CVS	NYSE	2.05%
Exxon Mobil Corp.	XOM	NYSE	2.05%
FedEx Corp.	FDX	NYSE	2.05%
General Dynamics Corp.	GD	NYSE	2.05%
General Electric Co.	GE	NYSE	4.05%
Gilead Sciences Inc.	GILD	NASDAQ	2.05%
Hartford Financial Services Group Inc.	HIG	NYSE	3.05%
Hewlett-Packard Co.	HPQ	NYSE	2.05%
Honeywell International Inc.	HON	NYSE	2.05%
J.C. Penney Co. Inc.	JCP	NYSE	2.05%
JP Morgan Chase & Co.	JPM	NYSE	2.05%
Merck & Co. Inc.	MRK	NYSE	2.05%
Microsoft Corp.	MSFT	NASDAQ	3.05%
Norfolk Southern Corp.	NSC	NYSE	2.05%
Peabody Energy Corp.	BTU	NYSE	2.05%
PepsiCo, Inc.	PEP	NYSE	3.05%
PNC Financial Services Group Inc.	PNC	NYSE	2.05%
PowerShares QQQ Trust Series 1	QQQQ	NASDAQ	2.05%
Procter & Gamble Co.	PG	NYSE	2.05%
Prudential Financial Inc.	PRU	NYSE	4.05%
Public Service Enterprise Group Inc.	PEG	NYSE	2.05%
St. Jude Medical Inc.	STJ	NYSE	2.05%
Suncor Energy Inc.	SU	NYSE	2.05%
Target Corp.	TGT	NYSE	2.05%
United Technologies Corp.	UTX	NYSE	3.05%
Valero Energy Corp.	VLO	NYSE	2.05%
Weatherford International Ltd.	WFT	NYSE	2.05%

(1)
The U.S. Model Portfolio currently includes a cash component of 2%, which will be allocated pro rata among the constituent stocks of the November 2007 Basket.  The proportional values included in this chart do not add up to 100% due to rounding

The exchange ratio for each basket stock will be a fraction of a share calculated so that each basket stock represents the initial value of the $10 initial basket value based on the closing prices of the basket stocks on the pricing date.

The exchange ratio for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.  See the section of this pricing supplement called “Description of PLUS—Adjustments to the Exchange Ratios.”

Industry sectors represented by basket stocks
The following chart illustrates the sector distribution of the proposed constituent stocks of the November 2007 Basket.  Sectors represented include Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunications Services and Utilities.

The U.S. Model Portfolio
The U.S. Model Portfolio is a hypothetical research portfolio of stocks selected by the Morgan Stanley research analysts who comprise the Global Wealth Management Strategy Team, which we refer to as the strategy team.  The U.S. Model Portfolio generally includes 35 to 50 companies, which are selected and updated periodically based on Morgan Stanley’s research recommendations.  The stocks included in the portfolio generally have market capitalizations above $5 billion and currently represent all ten of the ten S&P market sectors.  The U.S. Model Portfolio is updated periodically based on Morgan Stanley’s most current research recommendations and risk management guidelines, including a formal review of all stocks in the portfolio that decrease in value more than a certain percentage, resulting in deletions and replacements of the stocks then included in the U.S. Model Portfolio.  In contrast, the stocks comprising the November 2007 Basket will be set on the third scheduled trading day prior to the pricing date and will not change over the term of the PLUS, except in limited circumstances relating to corporate events affecting the basket stocks.  The November 2007 Basket will not benefit from, and may be adversely affected by, any future changes to the U.S. Model Portfolio.Therefore, you should not expect the performance of the November 2007 Basket to be the same as the performance of the U.S. Model Portfolio over time.  For more information about the U.S. Model Portfolio, see “Annex B.”

The basket stocks will be selected based on the views of Morgan Stanley research analysts as of the third scheduled trading day prior to the pricing date and will remain fixed for the entire term of the PLUS

Although the composition of the November 2007 Basket will be based on the research views of the strategy team as of the third scheduled trading day prior to the pricing date, the views of the strategy team may change at any time, including immediately following the third scheduled trading day prior to the pricing date, and for a variety or reasons, including shifts in strategy and/or personnel on the part of the strategy team.  As a result, you should base your investment decision solely on your assessment of the basket stocks.  Furthermore, Morgan Stanley research analysts will continue to conduct research and to select stocks without regard to your interests and without regard to the impact it may have on the value of the PLUS.  Changes in Morgan Stanley’s research selections at any time, including decisions to drop any or all of the basket stocks from the U.S. Model Portfolio, may adversely affect the market price of any such basket stocks and the value of the PLUS.  The November 2007 Basket will not change to reflect additions to or deletions from the U.S. Model Portfolio.  For public information available to investors on the component companies, see “Description of PLUS—Public Information” and “Annex A—Price and Historical Information Available for Basket Stocks.”  For more information about the U.S. Model Portfolio, see “Annex B.”

You may revoke your offer to purchase the PLUS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the PLUS.  You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance.  In the event of any material changes to the terms of the PLUS, or any changes to the composition of the U.S. Model Portfolio before the November 2007 Basket is set, we will notify you.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, the trustee for our senior notes.  As calculation agent, MS & Co. will calculate the final basket value and the payment to you at maturity and will determine what, if any, adjustments should be made to the exchange ratios to reflect certain corporate and other events and whether a market disruption event has occurred.

Where you can find more information on the PLUS
The PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the PLUS, you should read the section of this pricing supplement called “Description of PLUS.”  You should also read about some of the risks involved in investing in PLUS in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked notes such as the PLUS may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical final basket values.  The PLUS Zone illustrates the leveraging effect of the payment of the leveraged upside payment taking into account the maximum payment at maturity.  The graph is based on the following terms:

•	Issue Price per PLUS: $10.00
•	Initial Basket Value: $10.00
•	Leverage Factor: 200%
and on the following hypothetical term:
•	Maximum Payment at Maturity: $11.60 (116% of the Issue Price)

Where the final basket value is greater than the initial basket value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  Where the final basket value is less than or equal to the initial basket value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by the basket performance factor.

Because you will not receive more than the maximum payment at maturity, in the hypothetical example below you will realize the maximum leveraged upside payment at a final basket value of approximately 108% of the initial basket value, or approximately $10.80.  In addition, in the hypothetical example below, you will not share in the performance of the November 2007 Basket at final basket values above 116% of the initial basket value, or $11.60.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not guarantee any return of principal at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or guarantee return of principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the principal amount of the PLUS at maturity.  Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the final basket value.  If the final basket value is greater than the initial basket value, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to a maximum total payment at maturity equal to $11.40 to 11.80, or 114 to 118% of the issue price.  The actual maximum total payment at maturity will be determined on the pricing date.  If the final basket value is less than the initial basket value, you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the November 2007 Basket.  See “Hypothetical Payouts on the PLUS at Maturity” on PS–9.

Your appreciation potential is limited
The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.40 to 11.80, or 114 to 118% of the issue price.  As a result, you will not share in any appreciation of the basket above 114 to 118% of the initial basket value.  In addition, because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final basket value exceeds 107-109% of the initial basket value.  See “Hypothetical Payouts on the PLUS at Maturity” on PS–9.

The stocks in the November 2007 Basket will be the stocks included in the U.S. Model Portfolio as of the third scheduled trading day prior to the pricing date; while the U.S. Model Portfolio will change, the stocks in the November 2007 Basket will not change over the term of the PLUS

Although the composition of the November 2007 Basket will be based on the research views of the strategy team as of the third scheduled trading day prior to the pricing date, the views of the strategy team may change at any time, including immediately following the third scheduled trading day prior to the pricing date, and for a variety or reasons, including shifts in strategy and/or personnel on the part of the strategy team.  As a result, you should base your investment decision solely on your assessment of the stocks in the November 2007 Basket.  Furthermore, Morgan Stanley research analysts will continue to conduct research and to select stocks without regard to your interests and without regard to the impact it may have on the value of the PLUS.  Changes in Morgan Stanley’s research selections at any time, including decisions to drop any or all of the basket stocks from the U.S. Model Portfolio, may adversely affect the market price of any such basket stocks and the value of the PLUS.  The November 2007 Basket will not change to reflect additions to or deletions from the U.S. Model Portfolio.

The duration of a selection of a stock in the U.S. Model Portfolio is expected to be between one and two years for an expected turnover of 50% to 70% per year.  In addition, the strategy team monitors the U.S. Model Portfolio to remove stocks that it believes could cause serious losses to the portfolio.  However, unlike the U.S. Model Portfolio, which is updated periodically based on such current research selections and risk management guidelines, the composition of the November 2007 Basket, upon which performance of the PLUS is based, will remain fixed for the entire term of the PLUS, except in limited circumstances relating to corporate events affecting the basket stocks.  As a result, the basket will not benefit from, and may be adversely affected by, any future changes to the U.S. Model Portfolio.  You should not expect the performance of the November 2007 Basket to be the same as the performance of the U.S. Model Portfolio.

The composition of the U.S. Model Portfolio is based on the views of the strategy team and we cannot assure you that such views are correct
The stocks included in the U.S. Model Portfolio, which must be in the Morgan Stanley research universe and be rated “over-weight” or “equal-weight” by Morgan Stanley’s research analysts at the time of inclusion, are selected for inclusion in the hypothetical basket by the strategy team based on publicly available information, but we cannot assure you that their views are correct or that the information used is reliable or complete.  The November 2007 Basket could significantly decline over the term of the PLUS, in which case you will lose money on your investment.

The PLUS will not be listed
The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.  Because it is not possible to predict whether the market for the PLUS will be liquid or illiquid, you should be willing to hold your PLUS to maturity.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the PLUS.  We expect that generally the value of the basket stocks on any day will affect the value of the PLUS more than any other single factor.  However, because the PLUS may pay a leveraged upside payment, and because the PLUS are subject to a maximum payment at maturity, the PLUS will trade differently from the basket stocks.  Other factors that may influence the value of the PLUS include:

•	the performance of each of the basket stocks at any time

•	the volatility (frequency and magnitude of changes in value) of each of the basket stocks

•	the dividend rate on each of the basket stocks

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the final basket value

•	interest and yield rates in the market

•	the time remaining until the PLUS mature

•	our creditworthiness

•	the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its exchange ratio or to the basket

These factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the issue price if the basket value is at or below the initial basket value.

Changes in the value of one or more of the basket stocks may offset each other
Price movements in the basket stocks may not correlate with each other.  At a time when the value of one or more of the basket stocks increases, the value of one or more of the other basket stocks may not increase as much or may even decline in value.  Therefore, in calculating the basket value on a basket valuation date, increases in the value of one or more of the basket stocks may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket stocks.  You can review the historical prices of each of the basket stocks, as well as a graph of historical basket values, for each calendar quarter in the period from January 1, 2004 through October 30, 2007 in the section of this pricing supplement under “Description of PLUS—Historical Information.”  You cannot predict the future performance of any of the basket stocks or of the basket as a whole, or whether increases in the prices of any of the basket stocks will be offset by decreases in the prices of other basket stocks, based on historical performance.  Moreover, the identities of the basket stocks are subject to change up until the third scheduled trading day prior to the pricing date.  In addition, there can be no assurance that the final basket value will be higher than $10 so that you will receive at maturity an amount in excess of the principal amount of the PLUS.

Industry consolidation and other corporate events may alter the composition of the November 2007 Basket
If the issuer of a basket stock is acquired in a stock-for-stock transaction, the acquiring company will assume that basket stock’s place in the basket, including if the acquiror is already in the basket.  Consequently, any consolidation among issuers of the basket stocks will result in an increased weighting within the basket for the surviving company.  The effect on the basket and the exchange ratios of consolidation transactions and other reorganization events with respect to the basket stocks is described below in “Description of PLUS—Adjustments to the Exchange Ratios.”

The businesses of the issuers of the basket stocks are subject to currency exchange rate risk
One or more of the basket stocks may be a non-U.S. company and may conduct its business principally in a currency other than U.S. dollars.  Furthermore, other companies whose stocks comprise the basket may conduct significant portions of their business outside of the U.S. and in currencies other than the U.S. dollar.  Fluctuations in exchange rates between the U.S. dollar and each such foreign currency could affect the results of such companies’ business operations and adversely impact the performance of the basket stocks.

Morgan Stanley is not affiliated with the issuers of the basket stocks
We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratios of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the PLUS in taking any corporate actions that might affect the value of your PLUS.  None of the money you pay for the PLUS will go to the issuers of the basket stocks.

Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests
We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  Furthermore, the composition of the November 2007 Basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no shareholder rights
Investing in the PLUS is not equivalent to investing in the stocks in the November 2007 Basket.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any of the basket stocks.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the basket stocks
MS & Co., as calculation agent, will adjust the exchange ratio for a basket stock for certain events affecting that basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of that basket stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock.  If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the PLUS.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
Because the calculation agent, MS & Co., is our affiliate, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  As calculation agent, MS & Co. will calculate the final basket value and determine what adjustments should be made, if any, to the exchange ratio for each basket stock to reflect certain corporate and other events and whether a market disruption event has occurred.  Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the exchange ratios, may affect the payout to you at maturity.  See “Description of PLUS—Market Disruption Event” and “—Adjustments to the Exchange Ratios.”

The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the price of the basket stocks
MS & Co. and other affiliates of ours will carry out hedging activities related to the PLUS, including trading in the basket stocks as well as in other instruments related to the basket stocks.  MS & Co. and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the price of the basket stocks and, accordingly, potentially increase the price at which the basket stocks, on average, must close on the basket valuation date before you would receive at maturity a payment that exceeds the principal amount of the PLUS.  Additionally, such hedging or trading activities on the basket valuation date could potentially affect the value of the basket stocks on the basket valuation date and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the PLUS are uncertain.
Please read carefully the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  In addition, it is possible that an investment in the PLUS could be treated as a “constructive ownership transaction” and all or a portion of any gain could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $10 principal amount of our PLUS due February 20, 2009, Based on the Performance of a Fixed Basket of Common Stocks included in the U.S. Model Portfolio as of November    , 2007, which we refer to as the November 2007 Basket or the basket.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	November , 2007

Pricing Date	November , 2007

Maturity Date
February 20, 2009 subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the Basket Valuation Date.

If due to a Market Disruption Event or otherwise, any basket valuation date with respect to any Basket Stock occurs on or after February 19, 2009, the Maturity Date will be the second Trading Day following the final basket valuation date with respect to any Basket Stock. See “—Basket Valuation Dates” below.

Issue Price	$10 per PLUS (See “—Supplemental Information Concerning Plan of Distribution”)
Denominations	$10 and integral multiples thereof
CUSIP Number	617475157
Specified Currency	U.S. dollars
Interest Rate	None
November 2007 Basket
The November 2007 Basket will comprise the common stocks of the issuers that constitute Morgan Stanley’s U.S. Model Portfolio as of the third scheduled Trading Day prior to the Pricing Date, which we refer to as the Basket Stocks. The companies that constitute the U.S. Model Portfolio as of October 30, 2007 are set forth in the table below. The table also sets forth the ticker symbol for each Basket Stock, the U.S. exchange on which each such Basket Stock is listed and the approximate proportion of the initial basket value currently represented by each basket stock. The exchange ratio and initial price for each Basket Stock will be set on the pricing date.

Issuer of Basket Stock	Bloomberg Ticker Symbol	Exchange	Proportion of Initial Basket Value(1)	Exchange Ratio	Initial Price of Basket Stock
Abbot Laboratories	ABT	NYSE	2.05%
AFLAC Inc.	AFL	NYSE	2.05%
Alcoa, Inc.	AA	NYSE	2.05%
Altria Group, Inc.	MO	NYSE	3.05%
American International Group	AIG	NYSE	2.05%
American Tower Corp.	AMT	NYSE	2.05%
Amylin Pharmaceuticals Inc.	AMLN	NASDAQ	1.05%
AT&T Inc.	T	NYSE	2.05%
Automatic Data Processing, Inc.	ADP	NYSE	2.05%
Bank of New York Mellon Corporation	BK	NYSE	2.05%

Issuer of Basket Stock	Bloomberg Ticker Symbol	Exchange	Proportion of Initial Basket Value(1)	Exchange Ratio	Initial Price of Basket Stock
Baxter International Inc.	BAX	NYSE	3.05%
Becton Dickinson & Co.	BDX	NYSE	2.05%
Cadence Design Systems Inc.	CDNS	NASDAQ	2.05%
Cisco Systems, Inc.	CSCO	NASDAQ	3.05%
Citigroup Inc.	C	NYSE	2.05%
Coca-Cola Co.	KO	NYSE	2.05%
ConocoPhillips	COP	NYSE	2.05%
CVS Caremark Corp.	CVS	NYSE	2.05%
Exxon Mobil Corp.	XOM	NYSE	2.05%
FedEx Corp.	FDX	NYSE	2.05%
General Dynamics Corp.	GD	NYSE	2.05%
General Electric Co.	GE	NYSE	4.05%
Gilead Sciences Inc.	GILD	NASDAQ	2.05%
Hartford Financial Services Group Inc.	HIG	NYSE	3.05%
Hewlett-Packard Co.	HPQ	NYSE	2.05%
Honeywell International Inc.	HON	NYSE	2.05%
J.C. Penney Co. Inc.	JCP	NYSE	2.05%
JP Morgan Chase & Co.	JPM	NYSE	2.05%
Merck & Co. Inc.	MRK	NYSE	2.05%
Microsoft Corp.	MSFT	NASDAQ	3.05%
Norfolk Southern Corp.	NSC	NYSE	3.05%
Peabody Energy Corp.	BTU	NYSE	2.05%
PepsiCo, Inc.	PEP	NYSE	3.05%
PNC Financial Services Group Inc.	PNC	NYSE	2.05%
PowerShares QQQ Trust Series 1	QQQQ	NASDAQ	2.05%
Procter & Gamble Co.	PG	NYSE	2.05%
Prudential Financial Inc.	PRU	NYSE	4.05%
Public Service Enterprise Group Inc.	PEG	NYSE	2.05%
St. Jude Medical Inc.	STJ	NYSE	2.05%
Suncor Energy Inc.	SU	NYSE	2.05%
Target Corp.	TGT	NYSE	2.05%
United Technologies Corp.	UTX	NYSE	3.05%
Valero Energy Corp.	VLO	NYSE	2.05%
Weatherford International Ltd.	WFT	NYSE	2.05%

(1)   The U.S. Model Portfolio currently includes a cash component of 2%, which will be allocated pro rata among the constituent stocks of the November 2007 Basket.  The proportional values included in this chart do not add up to 100% due to rounding

Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the final basket value is greater than the initial basket value, the lesser of (a) $10 plus the Leveraged Upside Payment and (b) the Maximum Payment at Maturity or (ii) if the final basket value is less than or equal to the initial basket value, $10 times the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	The product of (i) $10 times (ii) 200% times (iii) the Basket Percent Increase.

Maximum Payment at Maturity	$11.40 to 11.80. The actual maximum payment at maturity will be determined on the pricing date.

Exchange Ratio
The Exchange Ratio for each Basket Stock will be determined on the Pricing Date so that the amount of each stock in the November 2007 Basket corresponds to the relative weight of that stock in the U.S. Model Portfolio (and any pro rata cash allocation) on the Pricing Date and will remain constant for the term of the PLUS, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock. See “— Adjustments to the Exchange Ratios” below. If a Market Disruption event occurs on the Pricing Date with respect to any Basket Stock, the determination of the Exchange Ratio for the affected Basket Stock will be postponed to the next Trading Day on which no Market Disruption Event occurs with respect to that Basket Stock; provided that if a Market Disruption Event occurs with respect to any Basket Stock on each of 3 days following the Pricing Date, then the Exchange Ratio for the affected Basket Stock will be determined on that third day following the Pricing Date notwithstanding such Market Disruption Event.

Basket Percent Increase	A fraction, the numerator of which is the Final Basket Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Basket Performance Factor	A fraction, the numerator of which is the Final Basket Value and the denominator of which is the Initial Basket Value.

Final Basket Value	The Basket Value on the Basket Valuation Date.
Basket Valuation Date
February 18, 2009. If, however, the scheduled Basket Valuation Date is not a Trading Day, the Basket Valuation Date will be postponed to the next Trading Day. In addition, if a Market Disruption Event occurs on the scheduled Basket Valuation Date with respect to any Basket Stock, the Basket Valuation Date will be postponed, only with respect to the affected Basket Stock, to the next Trading Day on which no Market Disruption Event occurs with respect to that Basket Stock. If a Market Disruption Event occurs with respect to any Basket Stock on each of 3 days following the scheduled Basket Valuation Date, then that third day following the scheduled Basket Valuation Date will be the Basket Valuation Date with respect to that Basket Stock notwithstanding such Market Disruption Event. If due to a Market Disruption Event or otherwise, any Basket Valuation Date occurs on or after February 19, 2009, the Maturity Date will be postponed until the second Trading Day following the final Basket

Valuation Date. See the section of this pricing supplement called “Description of PLUS—Maturity Date.”

Initial Basket Value	$10

Basket Value	The Basket Value on any date equals the sum of the products of the Closing Price times the Exchange Ratio for each Basket Stock, each as determined as of such date by the Calculation Agent.

Closing Price	The Closing Price for one share of any Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

•
if a Basket Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Basket Stock (or any such other security) is listed or admitted to trading,

•	if a Basket Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

•
if a Basket Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If a Basket Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for a Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for a Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Basket Stocks (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto. See “—Adjustments to Exchange Ratio” below.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry. The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank N.A.).

Agent	MS & Co.
Calculation Agent
MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All calculations with respect to the Exchange Ratio for each Basket Stock and the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Value, what adjustments should be made, if any, to the Exchange Ratio with respect to a Basket Stock or whether a Market Disruption Event has occurred with respect to any Basket Stock. See “—Market Disruption Event” and “—Adjustments to the Exchange Ratios” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to any Basket Stock:

(i) a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the PLUS.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other United States self-regulatory organization, the Securities and Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of

(x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Basket Value as of the date of acceleration as the Final Basket Value.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the aggregate cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Adjustments to the Exchange Ratios
The Exchange Ratio with respect to a Basket Stock will be adjusted as follows:

1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2. If a Basket Stock is subject (i) to a stock dividend that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Exchange Ratio for such Basket Stock will be adjusted so that the new Exchange Ratio for such Basket Stock will equal the prior Exchange Ratio for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Exchange Ratio for such Basket Stock.

3. There will be no adjustments to the Exchange Ratio for any Basket Stock to reflect cash dividends or other distributions paid with respect to the Basket Stock other than distributions described in paragraphs 2 and 4 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an “Extraordinary Dividend” if such dividend or other distribution exceeds the immediately preceding non- Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the “ex-dividend date” (that is, the day on and after which transactions in a Basket Stock on the primary United States organized securities exchange or trading system for such Basket Stock no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to a Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio for such Basket Stock will equal the product of (i) the then current Exchange Ratio for such Basket Stock and (ii) a fraction, the numerator of which is the Closing Price of the Basket Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price of the Basket Stock on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non- Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined on the ex- dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on a Basket Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

4. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PLUS, then the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

5. Any of the following shall constitute a Reorganization Event: (i) there occurs any reclassification or change of a Basket Stock, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the issuer of a Basket Stock or any Issuer Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such Basket Stock. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock are entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of securities of the issuer of such Basket Stock and including (x) in the case of the issuance of tracking stock, the reclassified share of the Basket Stock, (y) in the case of a Spin-off Event, the share of the Basket Stock with respect to which the spun-off security was issued and (z) in the case of any other Reorganization Event where the Basket Stock continues to be held by the holders receiving such distribution, the Basket Stock) (collectively, “Exchange Property”) with respect to or in exchange for such Basket Stock, then in lieu of using the product of the Closing Price and the Exchange Ratio for such Basket Stock to calculate the Basket Value on any date, the Calculation Agent will use the Exchange Property Value on such date. The Exchange Property Value at any date means (i) for any cash received per share of Basket Stock, the amount of cash received per share of Basket Stock as adjusted by the applicable Exchange Ratio for such Basket Stock on the date of such Reorganization Event, (ii) for any property other than cash or securities received in such distribution, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of such Reorganization Event, (iii) for any security received in any such distribution, an amount equal to the Closing Price, as of the date on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of the initial distribution of such Exchange Property (such as-adjusted quantity, a “New Exchange Ratio”) and (iv) if the Exchange Property was distributed with respect to, rather than in exchange for, a Basket Stock, an amount equal to the Closing Price, as of the date on which the Exchange Property Value is determined, for such Basket Stock multiplied by the Exchange Ratio as of the date on which the Exchange Property Value is determined. You will not receive any interest accrued on the cash component of any Exchange Property. Any New Exchange Ratio will also be subject to the adjustments set forth in paragraphs 1 through 6 hereof.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

6. In the event of (i) a public announcement that a Basket Stock will no longer be listed on the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system or (ii) a Reorganization Event where the Issuer Successor’s securities are not listed on the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system, then that Basket Stock (the “Removed Basket Stock”) effective as of the Trading Day prior to the date of the Reorganization Event or the first date on which such Basket Stock is no longer listed on the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system, as applicable (the “Delisting Date”), and the Exchange Ratio or each remaining Basket Stock will be adjusted as described in the following sentence. The Calculation Agent will, as of the close of trading on the Trading Day prior to the Delisting Date (if the announcement of an actual delisting is made after trading hours on a Trading Day or on a non-Trading Day, “the Trading Day prior to the Delisting Date”), increase the Exchange Ratio of each remaining Basket Stock by a number of shares of such Basket Stock that could be purchased with cash equal to the amount obtained by multiplying (A) the product of the Closing Price of the Removed Basket Stock and the Exchange Ratio of the Removed Basket Stock, each determined by the Calculation Agent on such Trading Day, by (B) a fraction the numerator or which is the product of the Closing Price and the Exchange Ratio of such Basket Stock each as of such Trading Day and the denominator of which is the sum of the products of the Basket Closing Price of each of the Basket Stocks other than the

Removed Basket Stock, each determined by the Calculation Agent on such Trading Day. The Calculation Agent will make, and will not reverse, this adjustment, even if the Removed Basket Stock is subsequently listed on the NYSE or other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system at a later date.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason other than a removal as described in this paragraph 6, including the liquidation of the issuer of such Basket Stock or the subjection of such issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Stock.

No adjustment to the Exchange Ratio for any Basket Stock will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio of such Basket Stock then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Adjustments to the Exchange Ratio of a Basket Stock will be made up to and including the final scheduled Basket Valuation Date.

No adjustments to the Exchange Ratio for any Basket Stock will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Exchange Ratio for a Basket Stock or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Exchange Ratio upon written request by any investor in the PLUS.

Basket Stocks
For further information on the Basket Stocks, please consult Annex A.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks or the U.S. Model Portfolio. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs. In connection with the offering of the PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the initial Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the payout you receive on the PLUS at maturity.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the November 2007 Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, though we currently weight every Basket Stock as either equal-weight or overweight, one or more of our affiliates may publish research reports during the term of the PLUS with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of the investors in the PLUS under the securities laws. As a prospective purchaser of a PLUS, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information
For historical information on the Basket Stocks, please consult Annex A.

Historical Basket Values Graph

The following graph shows the hypothetical historical daily values for a November 2007 Basket that includes the 44 stocks that currently constitute the U.S. Model Portfolio, assuming that the Exchange Ratios had been determined so that each hypothetical Basket Stock would represent its proportionate value of the initial basket value of $10 on October 30, 2007. The graph covers the period from January 1, 2002 through October 30, 2007. Because the actual stocks in the November 2007 Basket will be fixed on the third scheduled Trading Day prior to the Pricing Date and the Exchange Ratios of the Basket Stocks will be set on the Pricing Date, they may be different than the Basket Stocks and Exchange Ratios used in this illustration. As a result, the actual historical performance of the November 2007 Basket may be different from the November 2007 Basket Values represented in the graph below. In any event, the historical performance of the November 2007 Basket cannot be taken as an indication of its future performance.

Historical Fixed Baskets of the Common Stocks included in the U.S. Model Portfolio

The following graph shows the hypothetical performance of 67 hypothetical fixed baskets of common stocks included in the U.S. Model Portfolio over 67 15-month periods beginning with the 15- month period from January 1, 1999 to April 1, 2000 and ending with the period from July 1, 2006 to October 1, 2007.

The stocks constituting the November 2007 Basket will be different than the stocks constituting any of the hypothetical fixed baskets of common stocks included in the U.S. Model Portfolio.

The historical performance of the hypothetical fixed baskets, whether viewed independently, comparatively or in the aggregate, cannot be taken as an indication of future performance.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the Basket Stocks, in futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the prices of the Basket Stocks, and, therefore, increase the prices at which the Basket Stocks must close on the November 2007 Basket Valuation Dates before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks or that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the November 2007 Basket Valuation Dates. We cannot give any assurance that our hedging activities will not affect the prices of the Basket Stocks and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.975 per PLUS and the agent’s commissions will be $0.125 per PLUS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of PLUS, the price will be $9.9625 per PLUS and the agent’s commissions will be $0.1125 per PLUS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of PLUS and the price will be $9.95 per PLUS and the agent’s commissions will be $0.10 per PLUS for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of PLUS.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the PLUS distributed by such dealers.  After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the PLUS against payment therefor in New York, New York on November , 2007, which will be the     scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS. Under Rule 15c-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS. Specifically, the Agent may sell more

PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account. The Agent must close out any naked short position by purchasing the PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual Basket Stocks in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS in any jurisdiction, other than the

United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non- U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissão de Valores Mobiliários for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so- called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any PLUS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following are the material U.S. federal tax consequences of ownership and disposition of the PLUS.

This discussion only applies to initial investors in the PLUS who:

•	purchase the PLUS at their “issue price”; and
•	will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers in securities or foreign currencies;
•	investors holding the PLUS as part of a hedging transaction,“straddle,” conversion transaction or integrated transaction or who hold the PLUS as part of a constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
•	persons subject to the alternative minimum tax;
•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

In addition, we will not attempt to ascertain whether any issuer of any Basket Stock is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of a Basket Stock were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder (as defined below) in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange, or retirement of a PLUS. You should refer to information filed with the SEC or another governmental authority by issuers of the Basket Stocks and consult your tax advisor regarding the possible consequences to you if any such issuers are or become PFICs or USRPHCs.

As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local, or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to October 31, 2007 may affect the tax consequences described herein. Persons considering purchasing the PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

General

Each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including alternative characterizations of the PLUS) and with respect to any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the PLUS described above.

Tax Consequences to U.S. Holders As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the characterization and treatment of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange, or Settlement of the PLUS. Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged, or settled. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any capital gain or loss recognized upon the sale, exchange, or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Potential Application of the Constructive Ownership Rule. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the PowerShares QQQ Trust (the “Underlying Trust Shares”)). Under the “constructive ownership” rule, if an investment in the PLUS is treated as a “constructive ownership transaction” due to the inclusion of the Underlying Trust Shares as a Basket Stock, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a PLUS could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). Accordingly, U.S. Holders should consult their tax advisors regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper characterization or treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that, is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a PLUS.

Tax Treatment upon Sale, Exchange, or Settlement of the PLUS

In general. Assuming the characterization and treatment of the PLUS as set forth above is respected, and subject to the discussion above concerning the possible applicability of Section 897 of the Code, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W- 8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “ — Tax Treatment upon Sale, Exchange, or Settlement of the PLUS — Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Annex A

Price and Historical Information Available for Basket Stocks

Abbott Laboratories is a healthcare company with operations in pharmaceutical products, diagnostic products, nutritional Products, and vascular products. Its Commission file number is 001-02189.			AFLAC’s (American Family Life Assurance Company) principal business is supplemental health and life insurance. Its Commission file number is 001-07434.
Abbot Laboratories	High	Low	AFLAC Inc.	High	Low
(CUSIP 002824100)			CUSIP 001055102)
2004			2004
First Quarter	43.87	36.81	First Quarter	41.17	34.95
Second Quarter	43.18	37.65	Second Quarter	42.23	39.15
Third Quarter	43.04	38.36	Third Quarter	41.81	38.18
Fourth Quarter	46.99	40.64	Fourth Quarter	40.50	35.79
2005			2005
First Quarter	47.96	43.76	First Quarter	40.16	37.05
Second Quarter	49.87	46.18	Second Quarter	43.76	35.70
Third Quarter	49.99	41.94	Third Quarter	46.31	43.22
Fourth Quarter	44.01	37.63	Fourth Quarter	49.60	44.74
2006			2006
First Quarter	45.25	39.55	First Quarter	49.30	45.13
Second Quarter	43.61	41.11	Second Quarter	49.15	44.55
Third Quarter	49.48	43.58	Third Quarter	46.81	42.46
Fourth Quarter	49.00	45.65	Fourth Quarter	46.00	43.65
2007			2007
First Quarter	57.24	48.97	First Quarter	49.26	45.64
Second Quarter	59.43	52.86	Second Quarter	53.59	47.34
Third Quarter	56.30	50.03	Third Quarter	57.04	50.70
Fourth Quarter (October 30, 2007)	55.54	51.20	Fourth Quarter (October 30, 2007)	62.18	56.47

Alcoa Inc. is a producer of primary aluminum, fabricated aluminum, and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling.  Its Commission file number is 001-03610.

Altria Group, Inc. is the parent company of Philip Morris International, Philip Morris USA, and Philip Morris Capital Corporation.  Altria Group, Inc. is also a share holder in the brewer, SABMiller plc. Altria's brands include Marlboro cigarettes, L&M and Parliament.  Its Commission file number is 001-08940.

Alcoa, Inc.	High	Low	Altria Group, Inc.	High	Low
(CUSIP 013817101)			(CUSIP 02209S103)
2004			2004
First Quarter	38.78	33.12	First Quarter	43.86	39.63
Second Quarter	36.50	28.70	Second Quarter	42.40	33.73
Third Quarter	33.59	29.54	Third Quarter	37.49	33.88
Fourth Quarter	34.64	30.75	Fourth Quarter	46.23	34.64
2005			2005
First Quarter	32.12	28.37	First Quarter	50.28	45.41
Second Quarter	31.61	26.09	Second Quarter	51.97	47.09
Third Quarter	29.77	24.01	Third Quarter	55.32	48.18
Fourth Quarter	29.65	22.54	Fourth Quarter	58.03	52.23
2006			2006
First Quarter	32.03	28.78	First Quarter	57.39	53.18
Second Quarter	36.59	28.95	Second Quarter	55.45	51.54
Third Quarter	33.55	27.16	Third Quarter	63.39	55.03
Fourth Quarter	31.18	26.60	Fourth Quarter	64.71	56.77
2007			2007
First Quarter	35.36	28.48	First Quarter	67.09	61.70
Second Quarter	41.88	33.92	Second Quarter	71.82	68.04
Third Quarter	47.35	31.92	Third Quarter	72.07	65.17
Fourth Quarter (October 30, 2007)	40.43	37.29	Fourth Quarter (October 30, 2007)	72.97	69.28

American International Group, Inc. (AIG) is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities.  Its Commission file number is 001-08787.

American Tower Corporation is a wireless and broadcast communications infrastructure company whose primary business is leasing antenna space on multi-tenant communications sites.  Its Commission file number is 001-14195.

American International Group	High	Low	American Tower Corp.	High	Low
(CUSIP 026874107)			(CUSIP 029912201)
2004			2004
First Quarter	75.12	66.79	First Quarter	12.95	10.34
Second Quarter	76.77	69.39	Second Quarter	15.38	11.53
Third Quarter	72.66	66.48	Third Quarter	15.62	13.48
Fourth Quarter	68.72	54.70	Fourth Quarter	18.55	15.24
2005			2005
First Quarter	73.12	55.41	First Quarter	19.00	17.56
Second Quarter	58.48	50.35	Second Quarter	21.02	16.46
Third Quarter	62.67	58.61	Third Quarter	24.99	20.93
Fourth Quarter	69.10	61.11	Fourth Quarter	28.09	22.97
2006			2006
First Quarter	70.83	65.35	First Quarter	32.21	27.30
Second Quarter	66.54	58.67	Second Quarter	35.35	28.51
Third Quarter	66.48	57.76	Third Quarter	36.71	30.38
Fourth Quarter	72.81	66.30	Fourth Quarter	38.27	35.70
2007			2007
First Quarter	72.15	66.77	First Quarter	40.84	37.18
Second Quarter	72.65	66.49	Second Quarter	43.18	38.00
Third Quarter	70.44	61.64	Third Quarter	45.15	37.20
Fourth Quarter (October 30, 2007)	70.11	61.79	Fourth Quarter (October 30, 2007)	46.34	41.78
Amylin is a biopharmaceutical company engaged in the discovery, development and commercialization of treatments for diabetes, obesity and other diseases. Its Commission file number is 000-19700.			AT&T is a telecommunications company that provides a broad range of communications services and customized solutions. Its Commission file number is 001-01105.
Amylin Pharmaceuticals Inc.	High	Low	AT&T Inc.	High	Low
(CUSIP 032346108 )			(CUSIP 00206R102)
2004			2004
First Quarter	25.38	18.55	First Quarter	27.59	23.71
Second Quarter	25.86	20.57	Second Quarter	25.50	23.50
Third Quarter	23.05	16.85	Third Quarter	26.84	23.00
Fourth Quarter	23.80	19.06	Fourth Quarter	27.20	24.75
2005			2005
First Quarter	24.40	17.38	First Quarter	25.59	23.04
Second Quarter	21.30	14.65	Second Quarter	24.20	22.96
Third Quarter	34.79	18.54	Third Quarter	24.97	23.36
Fourth Quarter	41.43	33.27	Fourth Quarter	25.30	22.10
2006			2006
First Quarter	48.95	36.99	First Quarter	28.45	24.45
Second Quarter	49.37	39.03	Second Quarter	27.89	24.74
Third Quarter	51.21	41.02	Third Quarter	33.49	26.56
Fourth Quarter	48.17	36.07	Fourth Quarter	35.75	31.78
2007			2007
First Quarter	42.05	36.12	First Quarter	39.44	33.81
Second Quarter	46.76	37.18	Second Quarter	41.50	38.64
Third Quarter	51.43	41.79	Third Quarter	42.83	37.92
Fourth Quarter (October 30, 2007)	50.81	44.09	Fourth Quarter (October 30, 2007)	42.41	41.00

Automatic Data Processing is a provider of business outsourcing solutions. Its Commission file number is 001-05397.
Bank of New York Mellon is provides asset management, wealth management, asset servicing, issuer services, clearing and execution services and treasury services.  Its Commission file number is 000-52710.

Automatic Data Processing, Inc.	High	Low	Bank of New York Mellon Corporation	High	Low
(CUSIP 053015103)			(CUSIP 064058100)
2004			2004
First Quarter	40.01	35.89	First Quarter	36.79	32.41
Second Quarter	42.07	37.62	Second Quarter	34.99	30.41
Third Quarter	38.45	34.92	Third Quarter	32.08	29.20
Fourth Quarter	41.53	35.97	Fourth Quarter	35.96	31.43
2005			2005
First Quarter	40.71	37.28	First Quarter	35.31	30.46
Second Quarter	40.84	36.55	Second Quarter	31.35	28.88
Third Quarter	40.30	37.38	Third Quarter	33.12	30.41
Fourth Quarter	43.07	38.09	Fourth Quarter	34.94	30.56
2006			2006
First Quarter	42.84	39.47	First Quarter	38.20	33.18
Second Quarter	42.02	39.30	Second Quarter	39.04	33.03
Third Quarter	43.19	38.29	Third Quarter	37.81	33.35
Fourth Quarter	44.71	41.76	Fourth Quarter	42.33	35.59
2007			2007
First Quarter	46.04	42.33	First Quarter	45.91	40.40
Second Quarter	50.11	43.98	Second Quarter	44.67	40.78
Third Quarter	49.13	44.35	Third Quarter	46.72	39.52
Fourth Quarter (October 30, 2007)	48.65	46.52	Fourth Quarter (October 30, 2007)	48.30	43.96

Baxter International is a medical products and services company. Its Commission file number is 001-04448.
Becton Dickinson is a medical technology company engaged principally in the manufacture and sale of a medical supplies, devices, laboratory equipment and diagnostic products.  Its Commission file number is 001-04802.

Baxter International Inc.	High	Low	Becton Dickinson & Co.	High	Low
(CUSIP 071813109 )			(CUSIP 075887109)
2004			2004
First Quarter	31.74	28.76	First Quarter	49.89	41.03
Second Quarter	34.51	30.45	Second Quarter	53.25	47.74
Third Quarter	33.95	29.54	Third Quarter	51.81	46.41
Fourth Quarter	34.59	29.68	Fourth Quarter	57.83	49.52
2005			2005
First Quarter	36.24	33.37	First Quarter	59.98	53.90
Second Quarter	38.00	33.73	Second Quarter	59.65	51.27
Third Quarter	40.95	37.08	Third Quarter	55.65	51.30
Fourth Quarter	40.04	36.59	Fourth Quarter	60.72	50.07
2006			2006
First Quarter	39.43	35.45	First Quarter	65.76	58.97
Second Quarter	38.93	36.24	Second Quarter	65.28	58.31
Third Quarter	45.56	36.43	Third Quarter	70.67	58.84
Fourth Quarter	47.21	43.56	Fourth Quarter	73.79	68.81
2007			2007
First Quarter	53.22	46.33	First Quarter	78.14	69.85
Second Quarter	57.96	52.80	Second Quarter	80.87	73.65
Third Quarter	58.78	50.16	Third Quarter	82.61	74.24
Fourth Quarter (October 30, 2007)	60.47	55.30	Fourth Quarter (October 30, 2007)	84.33	81.42

Cadence Design Systems develops electronic design automation software and hardware. Its Commission file number is 001-10606.
Cisco Systems designs, manufactures, and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology industry and provides services associated with these products and their use.  Its Commission file number is 000-18225.

Cadence Design Systems Inc.	High	Low	Cisco Systems, Inc.	High	Low
(CUSIP 127387108)			(CUSIP 17275R102)
2004			2004
First Quarter	19.40	14.38	First Quarter	29.13	22.12
Second Quarter	15.18	12.55	Second Quarter	24.81	20.91
Third Quarter	14.49	11.55	Third Quarter	23.11	17.79
Fourth Quarter	14.59	12.04	Fourth Quarter	19.97	18.06
2005			2005
First Quarter	14.95	12.96	First Quarter	19.32	17.18
Second Quarter	15.00	13.50	Second Quarter	20.00	17.02
Third Quarter	16.31	13.75	Third Quarter	20.17	17.40
Fourth Quarter	18.30	15.59	Fourth Quarter	17.87	16.93
2006			2006
First Quarter	18.50	16.53	First Quarter	21.97	17.45
Second Quarter	19.47	16.55	Second Quarter	21.86	19.30
Third Quarter	17.41	15.00	Third Quarter	23.50	17.24
Fourth Quarter	18.85	16.77	Fourth Quarter	27.63	22.98
2007			2007
First Quarter	21.22	17.97	First Quarter	28.92	25.30
Second Quarter	24.22	21.23	Second Quarter	28.36	25.40
Third Quarter	22.67	19.97	Third Quarter	33.23	27.89
Fourth Quarter (October 30, 2007)	22.25	19.32	Fourth Quarter (October 30, 2007)	33.27	31.18

Citigroup is a diversified global financial services holding company. Its businesses provide a broad range of financial services. Its Commission file number is 001-09924.
The Coca-Cola Company is a nonalcoholic beverages company—principally sparkling beverages, but also a variety of still beverages.  It manufactures beverage concentrates and syrups as well as some finished beverages.  Its Commission file number is 001-02217.

Citigroup Inc.	High	Low	Coca-Cola Co.	High	Low
(CUSIP 172967101)			(CUSIP 191216100)
2004			2004
First Quarter	51.94	48.11	First Quarter	52.40	47.71
Second Quarter	52.29	44.86	Second Quarter	53.00	49.36
Third Quarter	47.24	43.19	Third Quarter	51.16	39.63
Fourth Quarter	48.75	42.56	Fourth Quarter	41.85	38.65
2005			2005
First Quarter	49.78	44.35	First Quarter	43.72	40.74
Second Quarter	47.84	44.59	Second Quarter	45.25	40.97
Third Quarter	46.51	43.05	Third Quarter	44.67	41.76
Fourth Quarter	49.64	44.31	Fourth Quarter	43.21	40.31
2006			2006
First Quarter	49.29	45.05	First Quarter..	42.89	40.09
Second Quarter	50.37	47.41	Second Quarter	44.49	41.04
Third Quarter	50.23	46.40	Third Quarter	45.14	42.65
Fourth Quarter	56.41	49.38	Fourth Quarter	49.00	43.79
2007			2007
First Quarter	55.25	48.75	First Quarter	48.74	45.89
Second Quarter	55.20	51.05	Second Quarter	53.61	48.52
Third Quarter	52.84	45.30	Third Quarter	57.47	52.09
Fourth Quarter (October 30, 2007)	48.32	41.23	Fourth Quarter (October 30, 2007)	61.84	57.19

ConocoPhillips is an international, integrated energy company.  Its operating segments include: exploration and production, midstream, refining and marketing, chemicals and an investment in LUKOIL.  Its Commission file number is 001-32395.
			CVS/Caremark is retail drugstore company. Its Commission file number is 001-01011.
Conoco Phillips	High	Low	CVS Caremark Corp.	High	Low
(CUSIP 20825C104)			(CUSIP 126650100)
2004			2004
First Quarter	35.32	32.39	First Quarter	19.12	17.11
Second Quarter	39.32	34.35	Second Quarter	21.32	17.39
Third Quarter	41.61	36.03	Third Quarter	21.82	19.53
Fourth Quarter	45.50	41.00	Fourth Quarter	23.45	21.14
2005			2005
First Quarter	56.16	41.78	First Quarter	26.73	22.25
Second Quarter	60.68	48.39	Second Quarter	29.54	25.25
Third Quarter	70.91	59.10	Third Quarter	31.25	27.82
Fourth Quarter	68.96	57.35	Fourth Quarter	29.06	24.38
2006			2006
First Quarter	65.25	58.67	First Quarter	30.57	26.35
Second Quarter	72.50	57.91	Second Quarter	31.25	27.69
Third Quarter	69.03	57.25	Third Quarter	35.95	30.10
Fourth Quarter	73.07	56.03	Fourth Quarter	32.15	27.19
2007			2007
First Quarter	69.56	61.82	First Quarter	34.67	30.79
Second Quarter	80.69	67.74	Second Quarter	39.08	34.29
Third Quarter	90.17	77.28	Third Quarter	39.63	35.12
Fourth Quarter (October 30, 2007)	88.01	81.65	Fourth Quarter (October 30, 2007)	41.83	37.15

Exxon Mobil’s principal business is energy. Its Commission file number is 001-02256.			FedEx Corp. provides a portfolio of transportation, e-commerce and business services. Its Commission file number is 001-15829.
Exxon Mobil Corp.	High	Low	FedEx Corp.	High	Low
(CUSIP 30231G102)			(CUSIP 31428X106 )
2004			2004
First Quarter	42.78	40.10	First Quarter	75.16	64.92
Second Quarter	45.46	41.52	Second Quarter	81.69	70.55
Third Quarter	49.49	44.36	Third Quarter	88.69	76.43
Fourth Quarter	51.97	48.31	Fourth Quarter	100.53	84.93
2005			2005
First Quarter	63.57	49.49	First Quarter	101.55	90.34
Second Quarter	60.90	53.35	Second Quarter	93.11	80.10
Third Quarter	64.98	57.89	Third Quarter	87.13	77.00
Fourth Quarter	62.49	55.20	Fourth Quarter	104.56	85.59
2006			2006
First Quarter	63.11	58.28	First Quarter	116.00	98.02
Second Quarter	65.00	56.65	Second Quarter	119.42	105.10
Third Quarter	70.72	62.15	Third Quarter	118.29	98.12
Fourth Quarter	78.73	65.41	Fourth Quarter	118.63	107.42
2007			2007
First Quarter	76.24	69.86	First Quarter	120.97	107.43
Second Quarter	86.36	76.16	Second Quarter	112.37	104.49
Third Quarter	93.44	80.67	Third Quarter	117.25	102.86
Fourth Quarter (October 30, 2007)	95.05	90.68	Fourth Quarter (October 30, 2007)	107.51	103.03

General Dynamics is a company involved in the business aviation; land and expeditionary combat vehicles and systems, armaments, and munitions; shipbuilding and marine systems; and mission-critical information systems and technologies businesses.  Its Commission file number is 001-03671.
			General Electric is a diversified industrial corporation. Its Commission file number is 001-00035
General Dynamics Corp.	High	Low	General Electric Co.	High	Low
(CUSIP 369550108)			(CUSIP 369604103)
2004			2004
First Quarter	48.44	43.05	First Quarter	34.19	29.18
Second Quarter	50.30	44.92	Second Quarter	33.42	29.95
Third Quarter	51.05	47.03	Third Quarter	34.46	31.52
Fourth Quarter	54.92	49.20	Fourth Quarter	37.48	32.90
2005			2005
First Quarter	54.84	49.39	First Quarter	36.59	35.13
Second Quarter	56.25	50.36	Second Quarter	37.18	34.61
Third Quarter	59.97	54.25	Third Quarter	35.63	33.14
Fourth Quarter	60.53	55.34	Fourth Quarter	36.20	32.68
2006			2006
First Quarter	65.64	56.80	First Quarter	35.47	32.31
Second Quarter	69.41	62.33	Second Quarter	35.16	32.88
Third Quarter	72.41	64.97	Third Quarter	35.48	32.11
Fourth Quarter	77.69	70.28	Fourth Quarter	38.15	34.71
2007			2007
First Quarter	80.89	73.95	First Quarter	38.11	34.09
Second Quarter	81.96	76.27	Second Quarter	39.29	34.76
Third Quarter	84.79	74.24	Third Quarter	41.77	36.90
Fourth Quarter (October 30, 2007)	91.23	83.27	Fourth Quarter (October 30, 2007)	42.12	40.04

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics.  It focuses on infectious, respiratory and cardiopulmonary disease.  Its Commission file number is 000-19731.

Hartford Financial Services Group is a diversified insurance and financial services company, with a focus on investment products, individual life, group life and group disability insurance products, as well as property and casualty insurance products.  Its Commission file number is 001-13958.

Gilead Sciences Inc.	High	Low	Hartford Financial Services Group Inc.	High	Low
(CUSIP 375558103)			(CUSIP 416515104)
2004			2004
First Quarter	16.44	12.94	First Quarter	66.51	58.98
Second Quarter	16.75	13.68	Second Quarter	68.74	61.08
Third Quarter	18.69	14.08	Third Quarter	68.35	58.54
Fourth Quarter	19.52	16.47	Fourth Quarter	69.31	53.29
2005			2005
First Quarter	17.98	15.52	First Quarter	73.76	66.06
Second Quarter	22.75	17.60	Second Quarter	77.26	65.51
Third Quarter	24.38	20.50	Third Quarter	81.89	73.05
Fourth Quarter	27.82	22.61	Fourth Quarter	89.00	73.75
2006			2006
First Quarter	31.87	27.35	First Quarter	88.83	79.24
Second Quarter	32.58	26.88	Second Quarter	92.22	80.63
Third Quarter	34.39	29.50	Third Quarter	87.84	79.86
Fourth Quarter	34.88	31.02	Fourth Quarter	93.61	84.73
2007			2007
First Quarter	38.33	31.37	First Quarter	97.75	90.77
Second Quarter	42.11	38.26	Second Quarter	106.02	95.82
Third Quarter	41.12	35.67	Third Quarter	99.87	85.44
Fourth Quarter (October 30, 2007)	46.37	41.21	Fourth Quarter (October 30, 2007)	98.56	91.54

Hewlett-Packard is provider of products, technologies, software, solutions and services. Its Commission file number is 001-04423.			Honeywell is a diversified technology and manufacturing company. Its Commission file number is 001-08974.
Hewlett-Packard Co.	High	Low	Honeywell International Inc.	High	Low
(CUSIP 428236103)			(CUSIP 438516106)
2004			2004
First Quarter	26.12	21.38	First Quarter	37.43	31.75
Second Quarter	23.64	19.50	Second Quarter	37.51	32.60
Third Quarter	20.58	16.50	Third Quarter	38.11	34.58
Fourth Quarter	21.33	17.86	Fourth Quarter	36.76	32.23
2005			2005
First Quarter	22.00	19.34	First Quarter	39.30	34.00
Second Quarter	24.61	20.15	Second Quarter	38.12	35.17
Third Quarter	29.20	23.48	Third Quarter	39.29	35.41
Fourth Quarter	29.97	26.67	Fourth Quarter	38.31	33.21
2006			2006
First Quarter	34.19	28.77	First Quarter	42.85	35.84
Second Quarter	34.36	29.79	Second Quarter	44.16	37.62
Third Quarter	36.92	30.52	Third Quarter	41.37	36.21
Fourth Quarter	41.60	37.42	Fourth Quarter	45.46	41.35
2007			2007
First Quarter	43.53	38.67	First Quarter	48.31	44.13
Second Quarter	46.03	40.31	Second Quarter	58.87	46.15
Third Quarter	50.98	44.94	Third Quarter	61.45	54.12
Fourth Quarter (October 30, 2007)	52.87	50.36	Fourth Quarter (October 30, 2007)	61.71	58.14

J.C. Penney Co., Inc.’s business consists of selling merchandise and services to consumers through its department stores and Direct (Internet/catalog) channel. Its Commission file number is 001-15274.
JP Morgan Chase & Co. is a global financial services firm with operations in investment banking, financial services for consumers and businesses, financial transaction processing, asset management and private equity.  Its Commission file number is 001-05805.

J.C. Penney Co. Inc.	High	Low	JP Morgan Chase & Co.	High	Low
(CUSIP 708160106)			(CUSIP 46625H100)
2004			2004
First Quarter	34.81	25.55	First Quarter	43.01	36.55
Second Quarter	38.94	31.60	Second Quarter	42.26	35.19
Third Quarter	40.20	35.28	Third Quarter	40.10	35.87
Fourth Quarter	41.40	34.33	Fourth Quarter	40.34	37.02
2005			2005
First Quarter	51.92	40.58	First Quarter	39.15	34.58
Second Quarter	53.51	44.88	Second Quarter	36.26	33.77
Third Quarter	57.71	45.48	Third Quarter	35.86	33.58
Fourth Quarter	56.31	44.59	Fourth Quarter	40.20	33.27
2006			2006
First Quarter	62.71	54.67	First Quarter	42.11	38.05
Second Quarter	68.10	58.14	Second Quarter	46.65	39.95
Third Quarter	69.28	61.43	Third Quarter	47.22	40.71
Fourth Quarter	81.63	69.10	Fourth Quarter	48.95	46.01
2007			2007
First Quarter	86.35	76.30	First Quarter	51.65	46.70
Second Quarter	84.06	69.92	Second Quarter	53.20	48.24
Third Quarter	76.60	62.12	Third Quarter	50.05	43.00
Fourth Quarter (October 30, 2007)	68.71	54.72	Fourth Quarter (October 30, 2007)	47.58	45.02

Merck is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of products. Its Commission file number is 001-03305.			Microsoft principal business is the development, manufacture, licensing, and support of a wide range of software products for many computing devices. Its Commission file number is 000-14278.
Merck & Co. Inc.	High	Low	Microsoft Corp.	High	Low
(CUSIP 589331107)			(CUSIP 594918104)
2004			2004
First Quarter	49.08	43.01	First Quarter	28.80	24.15
Second Quarter	48.37	44.58	Second Quarter	28.57	25.08
Third Quarter	47.05	33.00	Third Quarter	29.00	26.88
Fourth Quarter	34.23	26.00	Fourth Quarter	29.98	26.53
2005			2005
First Quarter	32.61	27.83	First Quarter	26.84	23.92
Second Quarter	34.93	30.50	Second Quarter	26.07	24.12
Third Quarter	31.95	27.21	Third Quarter	27.76	24.65
Fourth Quarter	32.35	25.85	Fourth Quarter	28.16	24.30
2006			2006
First Quarter	36.23	32.75	First Quarter	28.15	26.28
Second Quarter	36.43	33.14	Second Quarter	27.74	21.51
Third Quarter	42.40	36.15	Third Quarter	27.44	22.26
Fourth Quarter	46.21	41.42	Fourth Quarter	30.19	27.36
2007			2007
First Quarter	46.22	42.94	First Quarter	31.21	26.72
Second Quarter	54.35	45.01	Second Quarter	31.11	27.74
Third Quarter	53.38	48.66	Third Quarter	31.51	27.81
Fourth Quarter (October 30, 2007)	57.86	51.62	Fourth Quarter (October 30, 2007)	35.57	29.45

Norfolk Southern Corporation controls a freight railroad, Norfolk Southern Railway Company, which is primarily engaged in the rail transportation of raw materials, intermediate products and finished goods primarily in the Southeast, East and Midwest and, via interchange with rail carriers, to and from the rest of the United States and parts of Canada. Its Commission file number is 001-08339.
			Peabody Energy is a coal company. Its Commission file number is 001-16463.
Norfolk Southern Corp.	High	Low	Peabody Energy Corp.	High	Low
(CUSIP 655844108)			(CUSIP 704549104)
2004			2004
First Quarter	23.93	20.54	First Quarter	12.19	9.16
Second Quarter	26.52	21.54	Second Quarter	14.00	10.81
Third Quarter	29.74	24.83	Third Quarter	15.02	12.81
Fourth Quarter	36.50	30.05	Fourth Quarter	21.00	14.27
2005			2005
First Quarter	38.38	33.31	First Quarter	24.95	18.53
Second Quarter	37.14	30.01	Second Quarter	27.89	19.68
Third Quarter	40.56	31.25	Third Quarter	42.18	26.60
Fourth Quarter	45.20	38.58	Fourth Quarter	43.06	36.10
2006			2006
First Quarter..	54.73	42.16	First Quarter	51.89	42.10
Second Quarter	57.35	48.28	Second Quarter	73.64	47.87
Third Quarter	53.75	40.65	Third Quarter	57.72	34.90
Fourth Quarter	53.73	42.93	Fourth Quarter	48.10	35.25
2007			2007
First Quarter	53.73	46.04	First Quarter	44.44	36.50
Second Quarter	58.64	50.57	Second Quarter	55.24	40.74
Third Quarter	58.15	48.92	Third Quarter	50.26	39.43
Fourth Quarter (October 30, 2007)	54.03	50.58	Fourth Quarter (October 30, 2007)	57.93	48.28

PepsiCo is a global snack and beverage company. Its Commission file number is 001-14893.
PNC is a diversified financial services company that is engaged in retail banking, corporate and institutional banking, asset management and global fund processing services.  Its Commission file number is 001-09718.

PepsiCo, Inc.	High	Low	PNC Financial Services Group Inc.	High	Low
(CUSIP 713448108)			(CUSIP 693475105)
2004			2004
First Quarter	53.85	45.39	First Quarter	58.70	52.86
Second Quarter	55.55	52.90	Second Quarter	55.69	50.99
Third Quarter	53.55	48.03	Third Quarter	54.12	49.42
Fourth Quarter	52.74	47.85	Fourth Quarter	57.44	51.39
2005			2005
First Quarter	55.50	51.57	First Quarter	56.57	50.40
Second Quarter	57.12	52.74	Second Quarter	55.68	49.38
Third Quarter	56.71	52.58	Third Quarter	58.47	54.37
Fourth Quarter	59.90	56.51	Fourth Quarter	65.00	55.16
2006			2006
First Quarter	60.49	56.77	First Quarter	71.16	62.41
Second Quarter	61.10	57.20	Second Quarter	71.60	65.85
Third Quarter	65.91	60.27	Third Quarter	73.32	68.60
Fourth Quarter	64.91	61.24	Fourth Quarter	74.98	68.07
2007			2007
First Quarter	65.38	62.16	First Quarter	76.23	69.73
Second Quarter	69.48	62.99	Second Quarter	75.85	70.79
Third Quarter	73.26	64.67	Third Quarter	73.87	64.09
Fourth Quarter (October 30, 2007)	74.01	70.40	Fourth Quarter (October 30, 2007)	72.11	66.23

PowerShares QQQ Trust Series 1 is a unit investment trust that issues securities called Nasdaq-100 Index Tracking Stock. The Trust holds all of the component securities of the Nasdaq-100 Index.  Its Commission file number is 811-08947.
			Procter & Gamble (P&G) Co. provides branded consumer goods products. It is organized into three units: Beauty and Health; Household Care; and Gillette GBU. Its Commission file number is 001-00434.
PowerShares QQQ Trust Series 1	High	Low	Procter & Gamble (P&G) Co.	High	Low
(CUSIP 73935A104)			(CUSIP 73935A104)
2004			2004
First Quarter	38.59	34.03	First Quarter	52.99	49.05
Second Quarter	37.74	34.42	Second Quarter	55.96	51.77
Third Quarter	37.04	32.47	Third Quarter	56.73	52.15
Fourth Quarter	40.48	35.45	Fourth Quarter	56.49	50.97
2005			2005
First Quarter	39.50	36.05	First Quarter	56.70	51.51
Second Quarter	38.66	34.70	Second Quarter	56.62	52.61
Third Quarter	40.08	36.73	Third Quarter	59.46	52.16
Fourth Quarter	42.11	37.49	Fourth Quarter	59.62	54.81
2006			2006
First Quarter	43.21	40.49	First Quarter	62.25	57.53
Second Quarter	42.73	37.25	Second Quarter	58.38	53.18
Third Quarter	40.83	35.70	Third Quarter	62.73	55.66
Fourth Quarter	44.73	40.14	Fourth Quarter	64.48	62.04
2007			2007
First Quarter	45.42	42.15	First Quarter	66.09	61.17
Second Quarter	47.77	43.59	Second Quarter	64.40	61.03
Third Quarter	51.58	45.45	Third Quarter	70.51	61.03
Fourth Quarter (October 30, 2007)	54.26	51.65	Fourth Quarter (October 30, 2007)	71.83	68.95

Prudential Financial is a financial services company. Its Commission file number is 001-16707.			Public Service Enterprise Group is a diversified energy company. Its Commission file number is 001-09120.
Prudential Financial Inc.	High	Low	Public Service Enterprise Group Inc.	High	Low
(CUSIP 744320102)			(CUSIP 744573106)
2004			2004
First Quarter	48.11	41.62	First Quarter	47.50	43.06
Second Quarter	46.47	41.05	Second Quarter	47.42	40.03
Third Quarter	48.10	44.30	Third Quarter	42.60	38.91
Fourth Quarter	55.09	42.87	Fourth Quarter	52.39	40.58
2005			2005
First Quarter	59.32	52.62	First Quarter	56.09	49.67
Second Quarter	66.30	55.23	Second Quarter	60.82	53.34
Third Quarter	68.30	63.09	Third Quarter	67.70	59.93
Fourth Quarter	77.96	63.27	Fourth Quarter	66.63	56.59
2006			2006
First Quarter	77.48	73.19	First Quarter	71.22	64.04
Second Quarter	78.89	74.43	Second Quarter	67.03	60.65
Third Quarter	79.06	71.47	Third Quarter	72.18	60.77
Fourth Quarter	86.84	76.03	Fourth Quarter	67.72	59.55
2007			2007
First Quarter	93.10	85.69	First Quarter	83.37	64.96
Second Quarter	103.17	90.21	Second Quarter	92.88	82.43
Third Quarter	98.71	84.28	Third Quarter	92.56	80.50
Fourth Quarter (October 30, 2007)	101.09	95.41	Fourth Quarter (October 30, 2007)	93.42	88.28

St. Jude Medical, Inc. develops, manufactures and distributes cardiovascular medical devices and implantable devices for the management of chronic pain. Its Commission file number is 001-12441.			Suncor Energy is an integrated Canadian energy company focused on developing Canada’s Athabasca oil sands. Its Commission file number is 001-12384.
St. Jude Medical Inc.	High	Low	Suncor Energy Inc.	High	Low
(CUSIP 790849103)			(CUSIP 867229106)
2004			2004
First Quarter	38.78	29.94	First Quarter	28.35	24.74
Second Quarter	39.18	35.57	Second Quarter	27.73	23.61
Third Quarter	37.75	31.48	Third Quarter	32.56	25.76
Fourth Quarter	42.55	36.32	Fourth Quarter	35.45	31.70
2005			2005
First Quarter	41.04	36.00	First Quarter	40.51	31.90
Second Quarter	44.15	35.06	Second Quarter	48.90	35.75
Third Quarter	47.82	42.90	Third Quarter	61.80	47.75
Fourth Quarter	51.91	44.25	Fourth Quarter	65.37	49.65
2006			2006
First Quarter	54.20	40.40	First Quarter	80.75	64.59
Second Quarter	41.69	31.62	Second Quarter	89.27	67.85
Third Quarter	37.82	31.81	Third Quarter	85.37	66.21
Fourth Quarter	38.53	32.59	Fourth Quarter	81.63	65.93
2007			2007
First Quarter	42.93	35.00	First Quarter	77.07	67.83
Second Quarter	44.62	37.87	Second Quarter	92.24	76.58
Third Quarter	48.10	41.65	Third Quarter	99.45	84.40
Fourth Quarter (October 30, 2007)	45.94	38.65	Fourth Quarter (October 30, 2007)	107.49	92.38

Target Corp. operates large-format general merchandise and food discount stores in the United States. Its Commission file number is 001-06049.			United Technologies provides high technology products and services to the building systems and aerospace industries. Its Commission file number is 001-00812.
Target Corp.	High	Low	United Technologies Corp.	High	Low
(CUSIP 87612E106)			(CUSIP 913017109)
2004			2004
First Quarter	45.63	37.05	First Quarter	48.75	42.03
Second Quarter	46.43	42.21	Second Quarter	45.74	40.75
Third Quarter	46.25	40.42	Third Quarter	47.90	44.16
Fourth Quarter	52.43	45.45	Fourth Quarter	52.76	44.95
2005			2005
First Quarter	52.50	48.50	First Quarter	51.92	49.32
Second Quarter	55.93	46.28	Second Quarter	53.94	48.78
Third Quarter	59.98	50.84	Third Quarter	51.95	49.35
Fourth Quarter	58.85	51.24	Fourth Quarter	58.03	49.79
2006			2006
First Quarter	55.80	52.01	First Quarter	59.28	54.47
Second Quarter	54.71	47.60	Second Quarter	66.15	57.14
Third Quarter	56.24	45.28	Third Quarter	64.61	57.96
Fourth Quarter	59.75	55.82	Fourth Quarter	66.79	62.06
2007			2007
First Quarter	64.32	57.18	First Quarter	68.93	62.47
Second Quarter	64.40	57.31	Second Quarter	72.19	64.08
Third Quarter	70.14	58.11	Third Quarter	80.69	71.08
Fourth Quarter (October 30, 2007)	67.57	60.77	Fourth Quarter (October 30, 2007)	82.07	75.44

Valero he Company is a diversified energy company engaged in the production, transportation and marketing of environmentally clean fuels and products. Its Commission file number is 001-04718.			Weatherford is a provider of equipment and services used for the drilling, evaluation, completion, production and intervention of oil and natural gas wells. Its Commission file number is 001-31339.
Valero Energy Corp.	High	Low	Weatherford International Ltd.	High	Low
(CUSIP 91913Y100)			(CUSIP G95089101)
2004			2004
First Quarter	15.20	11.51	First Quarter	23.35	18.05
Second Quarter	18.57	14.08	Second Quarter	22.89	19.97
Third Quarter	20.05	16.09	Third Quarter	25.51	21.78
Fourth Quarter	23.82	20.00	Fourth Quarter	27.38	24.93
2005			2005
First Quarter	36.93	21.08	First Quarter	30.55	24.54
Second Quarter	40.48	30.33	Second Quarter	30.20	24.25
Third Quarter	58.06	39.86	Third Quarter	35.51	28.86
Fourth Quarter	58.03	46.48	Fourth Quarter	37.65	28.87
2006			2006
First Quarter	63.20	49.75	First Quarter	45.85	38.25
Second Quarter	69.10	55.75	Second Quarter	58.14	44.56
Third Quarter	67.45	48.15	Third Quarter	51.31	38.12
Fourth Quarter	56.28	48.17	Fourth Quarter	46.47	39.58
2007			2007
First Quarter	65.14	48.21	First Quarter	46.81	36.92
Second Quarter	77.30	64.60	Second Quarter	58.35	46.42
Third Quarter	77.71	61.92	Third Quarter	69.37	50.98
Fourth Quarter (October 30, 2007)	74.25	67.09	Fourth Quarter (October 30, 2007)	69.72	61.00

Annex B

The material in this Annex B has been provided by Morgan Stanley’s Global Wealth Management Portfolio Strategy Team (the “Strategy Team”) to summarize the thinking behind their selection of the stocks in the U.S. Model Portfolio.  The stocks comprising the U.S. Model Portfolio, which must be in Morgan Stanley’s research universe and be rated “over-weight” or “equal-weight” by Morgan Stanley research analysts at the time of inclusion in the hypothetical portfolio, are selected by the Strategy Team based on publicly available information.  However, we cannot guarantee that their views are accurate or that the information used is reliable or complete.  The U.S. Model Portfolio is a hypothetical portfolio of strategic stocks.  The selections are not tailored to or made in connection with any individual client investment objectives.  The strategy team does not provide investment advice to clients.

U.S. Model Portfolio Summary

For purposes of this description the “November 2007 Basket” refers to the stocks included in the U.S. Model Portfolio as of October 30, 2007, with the exception that the relative weight of the cash component of the U.S. Model Portfolio is allocated pro rata to the stocks in the November 2007 Basket.  The stocks in the November 2007 Basket are subject to change between the date of this Pricing Supplement and the third scheduled trading day prior to the day we offer the PLUS for initial sale to the public (the “Pricing Date”).  They will not change thereafter.  The U.S. Model Portfolio is part of Morgan Stanley Global Wealth Management’s Stategic Equity Portfolio program.

•  The U.S. Model Portfolio is an equity based hypothetical portfolio, although modest allocations of cash may be included from time to time.

•  The Strategy Team believes the U.S. Model Portfolio represents the application of many of Morgan Stanley Equity Research’s best ideas in a portfolio context.

•  The Strategy Team tries to select a diversified collection of U.S. stocks that is balanced across market sectors and investment styles.

•  The Strategy Team generally favors fundamental and valuation-sensitive strategies over more momentum-based approaches to stock selection.

•  Risk control is central to the Strategy Team’s portfolio selection effort. The Strategy Team’s goal is for the risk of the U.S. Model Portfolio to be roughly in line with to slightly lower than the risk level of the S&P 500, though the Strategy Team cannot guarantee that risk will be lower than that of the S&P 500.

•  The strategy team does not offer investment advice to individual clients nor do they tailor their selections to individual client goals or objectives.

Objective:  To select a portfolio of stocks that outperforms the S&P 500 on a total-return and risk-adjusted basis over a 12-month time horizon.

Number of stocks:  The U.S. Model Portfolio includes between 35–50 stocks at any given time.  The U.S. Model Portfolio currently contains 44 stocks.

Market-cap and research ratings:  Stock selection is limited to stocks rated “over-weight” or “equal-weight” in the Morgan Stanley research universe.  The majority of holdings will have market capitalizations above $5 billion at the time of addition.  There will also often be some stocks in the $3-$5 billion range.  The Strategy Team will also rarely include stocks with market capitalizations under $3 billion.  The U.S. Model Portfolio, however, does not currently include any stocks with market capitalizations below $5 billion.

Style:  The U.S. Model Portfolio research outlook combines growth and value style investing.  The U.S. Model Portfolio currently has a meaningful growth tilt and consists of what the Strategy Team believes is a diversified cross-section of primarily mid to large cap U.S. equities in a variety of industry groups, all of which are in the Morgan Stanley research universe.

Turnover:  The duration of a recommendation for a stock in the U.S. Model Portfolio is expected to be between one and two years, for a target annual turnover of 50-70%.  Turnover was 42% in 2003, 51% in 2004, 34% in 2005 and 49% in 2006.  2007 turnover through has been 34% on an annualized basis through September 30.  However, because the return at maturity on the PLUS will be based upon the stocks included in the U.S. Model Portfolio as of the Pricing Date, no adjustments will be made over the term of the PLUS to maintain beta or portfolio volatility at any level.

Risk level:  The Strategy Team’s goal is for the risk of the U.S. Model Portfolio to be roughly in line with to slightly lower than the risk level of the S&P 500, though the Strategy Team cannot guarantee that risk will be lower than that of the S&P 500.  However, the Strategy Team expects that the individual stocks comprising the U.S. Model Portfolio will often be more volatile than the index overall.  Because the composition of the U.S. Model Portfolio can be considerably different from the S&P 500 benchmark, the U.S. Model Portfolio hypothetical returns are also likely to vary from that benchmark. In quantitative terms, the Strategy Team’s goal is to maintain a typical average beta (a quantitative measure of volatility: a beta of greater than 1 indicates more volatility than a given benchmark, and a beta of less than 1 indicates less volatility than a given benchmark) of between 0.90 and 1.00 versus the S&P 500.  Similarly, the Strategy Team’s goal is for the U.S. Model Portfolio’s total volatility (taking into account concentration risk and standard deviation from the benchmark as well as beta) to range from approximately 90% to 110% of the volatility of the S&P 500.  However, because the return at maturity on the PLUS will be based upon the stocks included in the U.S. Model Portfolio as of the Pricing Date, no adjustments will be made over the term of the PLUS to maintain beta or portfolio volatility at any level.  Finally, the tracking error of the U.S. Model Portfolio, or the amount by which the hypothetical performance of the portfolio differs from its benchmark, has at times exceeded 6% relative to the S&P 500.  Note that in 2002 the Strategy Team’s generally cautious view of the market coincided with a U.S. Model Portfolio beta that averaged approximately 0.93 compared to the S&P 500 — toward the low end of its expected range. The beta increased by mid-2003 to just over 1.0, in line with the Strategy Team’s market view. The current beta of the U.S. Model Portfolio is 0.92, once again toward the low end of its expected range, which will likely cause the U.S. Model Portfolio to lag the S&P 500 if the broader market surges.  Investors in the PLUS should also understand that, although the stocks upon which an investor’s payment at maturity will be based will not change, the beta of those stocks, as measured against the S&P 500, may increase materially over the term of the PLUS.
Investment Philosophy

1) What is the Strategy Team’s overall U.S. Model Portfolio approach?

The Strategy Team believes that the U.S. Model Portfolio represents the application of many of Morgan Stanley Equity Research’s best ideas.  It bases its sector and style views on its impressions of the economy and market, as well as the fundamental long-term prospects for the companies analyzed.

The U.S. Model Portfolio is designed to be a diversified collection of U.S. stocks balanced across market sectors and investing styles and primarily oriented toward long-term investing, with a typical horizon of a year or more.  Note that the U.S. Model Portfolio may include a modest number of companies domiciled in Canada or Mexico as long as such stocks are actively traded on a major U.S. exchange during the time they are included.  The U.S. Model Portfolio currently includes only one such stock, the Canadian oil company Suncor Energy.  The U.S. Model Portfolio will always include both growth and value stocks, but the Strategy Team is also prepared to “tilt” more toward one style or the other to take advantage of opportunities it sees in the market. (For reference, the U.S. Model Portfolio’s growth tilt has hovered near 65% for the duration of 2007 to date, whereas as recently as late 2004 the U.S. Model Portfolio had been roughly 60% value stocks).  While the Strategy Team expects to recommend stocks for inclusion in the U.S. Model Portfolio across multiple market sectors—a minimum of 7 of the 10 S&P 500 sectors are expected to be represented—the Strategy Team will also overweight or underweight sectors based on its view of their relative attractiveness. (Again, for reference, all 10 sectors are currently represented in the U.S. Model Portfolio, although the Materials and Utilities sectors, are represented by only one stock).

The Strategy Team believes that “reversion to the mean” (or the process that draws outliers back to the center) is a powerful force in the market and that anomalies tend to correct under its influence.  As a result, the Strategy Team seeks to identify what it believes to be anomalies in the financial market and tries to exploit them.  The Strategy Team further believes that its quantitative and qualitative research aids it in this effort.

2) How does the Strategy Team pick stocks for the U.S. Model Portfolio?

The Strategy Team’s approach to U.S. Model Portfolio is generally “top down.”  Stock selection is limited to stocks rated “over-weight” or “equal-weight” in the Morgan Stanley research universe.  The Strategy Team’s first step is the setting of a strategy based on its views as to what investing style and sector weights are most appropriate for current market conditions.  The most important input into the Strategy Team’s style and sector-weight views is the work of Morgan Stanley’s industry analysts.  Following its setting of style and sector-weights, the Strategy Team examines reports on individual stocks generated by Morgan Stanley’s analysts and attempts to identify the stocks that will best implement its strategy.  However, the Strategy Team does not rigidly conform to its style and sector-weights.  Instead it will sometimes add companies to the U.S. Model Portfolio based on particularly strong analyst recommendations even when such additions will result in deviations from the planned relative sector-weights and investing style.  On the other hand, the Strategy Team may, from time to time and for a variety of reasons, delete stocks from the U.S. Model Portfolio even when an analyst rates it equal weight or overweight and recommends its continued inclusion.

The Strategy Team’s focus is stocks—not just companies. The Strategy Team attempts to value businesses, but it also attempts to determine whether there is a disconnect between a business’s value and its stock price.  As a result, the Strategy Team’s favorite stocks are stocks of good businesses that are selling for relatively good value.  Nonetheless, the Strategy Team may also select the stock of businesses that are distressed or recovering from distress if it finds the price attractive.  The Strategy Team is unlikely to keep (much less add) stocks that it thinks are selling at highly excessive prices even if it thinks the underlying businesses are strong.  Of course, determining which stocks have valuations that are “highly excessive” is difficult.  Given this difficulty, and given that the Strategy Team generally prefers to avoid high turnover in the U.S. Model Portfolio, the Strategy Team is occasionally willing to retain what it views as high quality companies even if their stock appears to be modestly overvalued in the short-term.

In addition to relying on the research of Morgan Stanley’s industry analysts, the Strategy Team uses various metrics to identify attractive stocks in the Morgan Stanley research universe such as:
Growth: Historical and forecast earnings growth, earnings revisions and momentum.

Quality: Return on equity, market-capitalization, margin growth, debt/equity ratios and debt ratings.

Valuation: Price/earnings ratios, price/book ratios, returns on invested capital and discounted cash flow analyses.

In addition to the above general strategies, the Strategy Team employed the following “Big Three” strategies during the first three quarters of 2007: 1) a move up the cap curve following seven years of small cap outperformance, 2) a somewhat related move towards companies with significant non-U.S. dollar exposure to take advantage of the weak dollar, as well as the advantages of higher economic growth rates outside the U.S. and 3) a growth over value bias that has begun to take hold as market volatility has increased (especially in the value-oriented Financials).

The Strategy Team sees the larger cap, more global names as the best positioned companies to capitalize on growth outside the U.S.—with mega-caps finally seeing some advantages relative to other stocks.  The recent additions of Coca-Cola, AT&T and Hewlett-Packard to the U.S. Model Portfolio were motivated in part by this view.  The pace of the move up the market cap curve has been slow, but the Strategy Team expects that pace to accelerate somewhat in the near term.

As to global revenues, the Strategy Team has been concerned about the U.S.’s growth trajectory, budgetary mismatches and trade imbalances for some time, leading it to include more U.S. multi-nationals in order to benefit from non-U.S. growth, a result that comports with its general liquidity-based large cap bias.  Partly as a result of this enhanced non-U.S. focus, the percentage of total 2006 revenue coming from foreign sources for the companies in the U.S. Model Portfolio was 1,110 basis points higher than that for the S&P 500 companies.

The Strategy Team also believes that global economic growth may moderate somewhat in 2008 (particularly in the U.S.) and that investors will reward those companies that can deliver outsized earnings growth.  Moreover, the Strategy Team believes that P/E and most other valuation multiples remain generally reasonable in the aftermath of the market’s highly unusual 2003–06 multiple compression and that this may contribute to strong returns for companies that can grow earnings above industry norms.  Recent specific additions that were partly motivated by this view include Weatherford International, Amylin Pharmaceuticals, Coca-Cola, Bank of New York and an increased position in Cisco Systems.

3) Risk management of the U.S. Model Portfolio.

Risk control is a central part of the Strategy Team’s portfolio management effort.  The Strategy Team monitors the volatility, beta and tracking error of the U.S. Model Portfolio as well as that of the individual stocks. It relies in part on diversification for risk control.  The Strategy Team is focused on the total return of the U.S. Model Portfolio, which may result in decisions that are different from those an investor holding any one of the stocks in the U.S. Model Portfolio alone might make.

A study reported in Barron’s several years ago found that 40-60 stocks offered diversification benefits for a U.S. stock portfolio.  The number of stocks included in the U.S. Model Portfolio is within this optimal range.  Furthermore, no single stock in the U.S. Model Portfolio will ever constitute greater than 6% of the hypothetical portfolio on a market capitalization basis (the current 4% positions in General Electric and Prudential are the highest in recent years).

The Strategy Team also has a formal review of all stocks in the U.S. Model Portfolio that are down more than 25% (on a beta-adjusted basis) relative to the S&P 500 benchmark.  If a stock is deleted from the U.S. Model Portfolio after such review, the Strategy Team announces the decision and disseminates a STEP Change Commentary describing its rationale.  If a stock is retained in the U.S. Model Portfolio after such review, the Strategy Team publishes a short note explaining the rationale for the decision.  J.C. Penney recently became the first U.S. Model Portfolio stock to require such a Commentary note since June, 2006 (Carnival).

Despite the Strategy Team’s efforts to control risk and despite its view that the U.S. Model Portfolio is sufficiently diversified, the U.S. Model Portfolio remains a relatively concentrated portfolio and, as such, is subject to the volatility of the individual recommended stocks. In addition, the U.S. Model Portfolio provides little protection from market or systemic risks that may cause broad equity market declines, such as that seen in 2002.  Furthermore, investors in the PLUS will not have the benefit of any changes made by the Strategy Team after the November 2007 Basket is fixed on the Pricing Date.

In selecting stocks for the U.S. Model Portfolio, the Strategy Team typically focuses on cash flow and looks for stocks that derive the majority of their earnings from their core businesses.  The Strategy Team is skeptical of earnings increases that originate from non-core business sources—such as changes in reporting status and sideline financial activities.  Furthermore, the Strategy Team emphasizes companies that it believes are largely free of the corporate governance problems that have plagued so many companies in the post Enron/Worldcom era.  However, on rare occasions the Strategy Team may include companies that have experienced corporate governance problems should the Strategy Team and its analysts conclude that a bona fide turnaround is in place and that further governance problems are unlikely.  The generally successful (to date) addition of Baxter in 2004 is one example.  More recent examples include a less successful experience with Marsh & McLennan prior to its deletion last year and AIG, where the jury is still out.

The Strategy Team does not consider itself a momentum-oriented group.  Stocks that garner a great deal of publicity and command very high multiples do not generally fit into the Strategy Team’s valuation-oriented methodology.  Were the Strategy Team to include such a stock in the U.S. Model Portfolio, it would likely be as a very low overall percentage of the portfolio.

The Strategy Team also believes that the markets sometimes overreact on both the upside and downside and that such situations often provide opportunities for investors who maintain their discipline.  Given this, the Strategy Team does its best to think clearly and not be swayed by irrational enthusiasm or panic in the market.

4) What is the sector breakdown of the U.S. Model Portfolio versus the S&P 500?

The U.S. Model Portfolio is currently overweight relative to the S&P 500 in Consumer Staples, Energy, Healthcare, Industrials and Telecom, with Industrials having the largest relative overweight (360 basis points).  The U.S. Model Portfolio is currently underweight relative to the S&P 500 in Consumer Discretionary, Finance, Technology, Materials and Utilities, with Consumer Discretionary having the by far largest relative underweight (500 basis points).